Exhibit 10.4

November 8, 2016

Gerard G. Versteegh
[Address omitted]

Dear Gerard,

As we enter a new phase of SunOpta your participation in the transformation work is critical. Starting now and through the coming year, we need your commitment and dedication to effectively lead the work required and support the changes in front of us.

Your retention is important to SunOpta so the Board of Directors has approved to immediately award you 200,000 stock options that will cliff vest in three years. During this three year period we expect you will lead the integration of Global Ingredients and RMSS, wholly support the operational integration projects, and develop strong successors for yourself and your leadership team.

If you voluntarily terminate your employment prior to end of the three years, you will forfeit this special award.

I look forward to working with you over the coming years.

Respectfully,

/s/ Kathy Houde

Kathy Houde
Interim CEO

I agree to the above conditions of employment.

/s/ Gerard Versteegh	November 10, 2016
Gerard Versteegh	Date